Exhibit 10.66

FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT  (this “Agreement”) is made as of December 8, 2010, by and among UNIGENE LABORATORIES, INC., a Delaware corporation (“Borrower”), VICTORY PARK MANAGEMENT, LLC, a Delaware limited liability company, as collateral agent and administrative agent (“Agent”) for the benefit of all Secured Parties (as defined in the Security Agreement), and the Secured Parties.  Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Financing Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Agent, Borrower and the persons from time to time party thereto as Lenders are party to that certain Amended and Restated Financing Agreement dated as of March 16, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Financing Agreement”), pursuant to which, among other things, such Lenders made certain loans and other financial accommodations to Borrower, subject to the terms and conditions set forth therein;

WHEREAS, Borrower executed and/or delivered various agreements, documents and instruments in connection with the Financing Agreement, including but not limited to, the Transaction Documents;

WHEREAS, Borrower and GlaxoSmithKline LLC, formerly known as SmithKline Beecham Corporation, a Delaware limited liability company (“GSK”), entered into that certain License Agreement, dated as of April 13, 2002, as the same was amended from time to time (the  “SmithKline License Agreement”), which provided for the exclusive license grant from Borrower to GSK to discover, develop, make, have made, market, sell and import certain Licensed Products (as defined therein) throughout the world;

WHEREAS, on the effective date of this Agreement, GSK and Borrower have amended and restated the SmithKline License Agreement (the “Amended SmithKline License Agreement”) to provide, among other things, for Borrower to conduct the Phase II Development Plan, all as more particularly provided therein;

WHEREAS, in connection with the execution and delivery of the Amended SmithKline License Agreement, GSK has requested that  Agent and the Secured Parties  forbear, during the Forbearance Period (as defined below), from exercising any of their rights and remedies with respect to any future Event of Default arising as a result of Borrower's breach of either of the financial covenants contained in Sections 8.1(a) and (b) of the Financing Agreement (together, the “Financial Covenants Event of Default”, it being agreed to and understood that a future Event of Default in respect of Section 8.1(a) of the Financing Agreement means a breach of such covenant that first arises on or after the date of this Agreement and a future Event of Default in respect of Section 8.1(b) of the Financing Agreement means a breach of such covenant that first arises for any measurement period ending December 31, 2010 or thereafter), on and subject to the terms and conditions set forth in this Agreement; and

WHEREAS, in connection therewith,  Agent and the Secured Parties have agreed to so forbear from exercising any of their rights and remedies with respect to the Financial Covenants Event of Default during the Forbearance Period, on and subject to the terms and conditions set forth in this Agreement,  without constituting a novation;

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, each of the undersigned hereby agrees as follows:

1.            Modifications to the Transaction Documents.  All references in the Transaction Documents to the “Financing Agreement” (or words of similar import) shall refer to, and for all purposes shall be deemed and construed to refer to, the Financing Agreement, as amended or modified  hereby.

2.           Forbearance and Other Agreements.

(a)           Except as otherwise set forth in Sections 2(b), (c), (d) and (e) below, Agent and each of the Secured Parties hereby agree that, upon the occurrence and during the continuation of a Financial Covenants Event of Default (but solely with respect to such Financial Covenants Event of Default), each shall forbear from the enforcement of its rights and remedies solely with respect to such Financial Covenants Event of Default for the duration of the Forbearance Period.  The term “Forbearance Period” shall mean the time period beginning on the effective date of the Amended SmithKline License Agreement and expiring upon the earliest to occur of (i) the completion of the Phase II Development Plan (as may be deemed to have occurred in accordance with the terms of the Amended SmithKline License Agreement), (ii) termination of the Amended SmithKline License Agreement, (iii) June 30, 2012 (or such later date as the parties hereto may agree in writing), (iv) GSK’s failure to pay the required amount for the Borrower’s achievement of Milestone 5 set forth in Section 3.2(a) of the Amended SmithKline License Agreement in accordance with the terms thereof as in effect on the date hereof, or (v) the date Borrower repudiates or asserts a defense to any obligation or liability under this Agreement or any Transaction Document or makes or pursues a claim against Agent or any Secured Party.  Nothing contained in this Agreement, however, shall limit or restrict Agent or the Secured Parties from taking any action that they may take under the Transaction Documents or at law or in equity (i) necessary or appropriate in their sole discretion to preserve, protect or defend any of the Collateral described in the Transaction Documents or (ii) as a result of the occurrence and continuance of any Event of Default other than the Financial Covenants Event of Default (including, without limitation, exercising all rights and remedies under the Transaction Documents or at law or in equity in respect thereof), whether same first arose prior to the date hereof, or arises during or after the Forbearance Period.  Upon the termination or expiration of the Forbearance Period, (i) the Forbearance Period shall automatically end without the requirement for further action or notice by or on behalf of Agent and the Secured Parties and (ii) Agent and the Secured Parties may elect to commence and/or resume the exercise of their rights and remedies under the Transaction Documents, at law or in equity, with respect to all Financial Covenants Event of Default then in existence, without any further obligation to provide any notice, demand or cure periods unless otherwise required by the Transaction Documents.

(b)           Notwithstanding anything to the contrary contained herein, Agent and Secured Parties hereby reserve the right to elect to institute interest at the Default Rate in accordance with subsection 2.2(c) of the Financing Agreement as a result of the occurrence and continuance of any Event of Default, including, without limitation, any Financial Covenants Event of Default.

(c)           Borrower hereby agrees and acknowledges that, the implementation of the Forbearance Period in accordance with the terms hereof notwithstanding, the Financial Covenants Event of Default constitute existing Events of Default for all purposes under the Transaction Documents, including, without limitation, for purposes of determining whether or not certain actions may be taken or otherwise acquiesced to by or on behalf of Borrower (and Borrower agrees that it shall not take any actions or permit any actions to occur to the extent prohibited under the Transaction Documents during the existence of any Event of Default).   Accordingly, any actions taken or omitted by the Borrower in violation of such provisions while any Event of Default exists will constitute additional Events of Default under the Financing  Agreement and the other Transaction Documents.

(d)           Notwithstanding anything to the contrary contained herein, Agent and Secured Parties retain all rights to enforce any term or provision of the Affiliate Subordination Agreement relating to, and all rights and remedies thereunder arising on account of, all Events of Default including any Financial Covenants Event of Default.

(e)           Notwithstanding anything to the contrary contained herein, Agent and Secured Parties retain all rights to enforce any term or provision of the Transaction Documents relating to, and all rights and remedies thereunder arising on account of, all Events of Default including any Financial Covenants Event of Default to the extent such terms, provisions, rights and remedies pertain to the Capital Stock of Borrower.

3.           Reaffirmation.  Borrower hereby acknowledges and agrees that, except as expressly set forth herein, neither this Agreement, nor any actions pursuant to this Agreement, nor any negotiations or discussions among the parties or any of their agents, officers or principals, shall be deemed or construed to cure any existing defaults under the Transaction Documents, or constitute a reinstatement, novation or release of the Notes or the Transaction Documents or an extension of the maturity date of the Notes, or constitute a modification, amendment or waiver of the Notes or the Transaction Documents or a waiver of any Financial Covenants Event of Default.  Borrower hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each Transaction Document to which it is a party, except as expressly modified by this Agreement, and (ii) acknowledges and agrees that such obligations remain in full force and effect, binding on and enforceable against Borrower in accordance with the terms, covenants and conditions of the Transaction Documents, without impairment, except as expressly modified by this Agreement.

4.           Successors and Assigns.  This Agreement shall be binding upon Borrower and Agent, the Lenders, the Holders and the other Secured Parties and each of their respective successors and assigns.  The successors and assigns of such entities shall include, without limitation, their respective receivers, trustees, or debtors-in-possession.

5.           Miscellaneous.

(a)           This Agreement, along with the other Transaction Documents, constitutes the entire agreement of the parties with respect to the subject matter hereof and is intended to supersede all prior negotiations, understandings and agreements with respect thereto.  No extension, discharge, termination or waiver of any provision of this Agreement or any consent to any departure therefrom shall be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.  No provision of this Agreement may be modified or amended except by a written agreement specifically referring to this Agreement and signed by the parties hereto.

(b)           In the event any provision of this Agreement is held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, then, unless such provision is narrowed by judicial construction, this Agreement shall, as to such jurisdiction, be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable.  If, notwithstanding the foregoing, any provision of this Agreement is held to be invalid, prohibited or unenforceable in any jurisdiction, such provision, as to such jurisdiction, shall be ineffective to the extent of such invalidity, prohibition or unenforceability without invalidating the remaining portion of such provision or the other provisions of this Agreement and without affecting the validity or enforceability of such provision or the other provisions of this Agreement in any other jurisdiction.

(d)           Each party shall take such further action and execute and deliver such further documents as may be reasonably necessary or appropriate in order to carry out the provisions and purposes of this Agreement.

(e)           All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Illinois.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Chicago, Illinois, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

(f)           This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same agreement. In the event that any signature is delivered by facsimile transmission or by electronic mail in “portable document format” (or “.pdf”), such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such signature were the original thereof.

(g)           Except as modified pursuant hereto, no other changes or modifications to the Financing Agreement and the other Transaction Documents are intended or implied and in all other respects the Financing Agreement and the other Transaction Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof.  In the event of a conflict between the provisions of this Agreement and the provisions of the Transaction Documents, the provisions of this Agreement shall control.  The Financing Agreement and this Agreement shall be read and construed as one agreement.  Nothing herein shall be deemed to establish a custom or course of dealing between or among the parties hereto.

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[Signature Pages Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by each of the undersigned as of the day and year first set forth above.

UNIGENE LABORATORIES, INC., a Delaware corporation

By:	/s/ Ashleigh Palmer
Name:	Ashleigh Palmer
Title:	Chief Executive Officer

AGREED as of the date first written above

VICTORY PARK MANAGEMENT, LLC, as Agent

By:	/s/ Matthew Ray
Name:	Matthew Ray
Title:	Manager

AGREED as of the date first written above

Secured Parties:

VICTORY PARK CREDIT OPPORTUNITIES MASTER FUND, LTD.

By:	Victory Park Capital Advisors, LLC, its investment manager

By:	/s/ Scott Zemnick
Name:	Scott Zemnick
Title:	General Counsel

VPC FUND II, L.P.

By:	Victory Park GP II, LLC, it general partner

By:	Jacob Capital, L.L.C., its sole partner member and manager

By:	/s/ Richard Levy
Name:	Richard Levy
Title:	Sole Member/Manager